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                                                                    EXHIBIT 10.7


          Service Agreement, dated as of September 7, 1999, between Pharma Marketing, LLC, a Delaware limited liability company ("Service Provider"), and Mediconsult.com, Ltd, a Bermuda corporation ("Customer").

                                   Background

          Customer wishes to retain the services of Service Provider in connection with dealings with certain healthcare segments.

          Service Provider desires to provide Customer the services described in this Agreement on an exclusive basis and to the exclusion of all other activity in which Service Provider might otherwise engage.

          Now, therefore, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Customer and Service Provider agree as follows:

                                  1.  Services

          1.1 Scope of Services. (a) During the Term (as defined), Service Provider shall provide Customer (including entities ("Affiliates") controlled by, controlling or under common control with Customer), on an exclusive, worldwide basis, with those services described on Exhibit A (the "Services"). During the Term, Service Provider will undertake no activities other than providing the Services to Customer (and Affiliates). Service Provider and Customer may from time to time mutually agree to expand the services provided by Service Provider hereunder.

            (b) In performing the Services, Service Provider shall act in a professional manner and in the best interests of Customer and shall not, without the prior consent of Customer, take any action that could reasonably be expected to lead to any liability of Customer. Without limiting the generality of the foregoing, Service Provider shall comply with all laws, statutes, regulations, rules, ordinances, orders or other legal requirements.

            (c) Customer and Service Provider will work together in good faith to agree on the pricing (including gross margin determination) for all Service Provider Contracts (as defined). Service Provider shall prepare and present preliminary pricing models and schedules to Customer, and the parties shall work in good faith to agree on final pricing models prior to presentation of contracts to potential clients. If such an agreement cannot be reached with respect to any Service Provider Contract, the pricing for such contract shall be as reasonably determined in good faith by Customer.

          1.2 Term. Unless earlier terminated in accordance with this Agreement, this Agreement shall be in effect for an initial term commencing on the date hereof and ending on December 31, 2003, and thereafter will be automatically extended for successive periods of one year (the initial term and all such successive periods being referred to herein as the "Term"), each on the same terms and conditions as expressed herein, unless either party gives the other party written notice of termination at least 270 days prior to the next scheduled expiration of the term.

          1.3 Personnel. Service Provider agrees that Timothy J. McIntyre ("McIntyre") shall be the individual principally responsible for providing the Services on its behalf to Customer. The individuals listed in Exhibit B also shall assist, on or about the commencement of the Term, in providing the Services. During the Term, Service Provider (through Timothy J. McIntyre) shall have the right to identify other people, reasonably acceptable to Customer, in addition to or in lieu of the personnel listed in Exhibit B to assist in providing the Services. Service Provider shall promptly give notice to Customer when any of McIntyre or such other individuals shall not be available to provide the Services or when McIntyre or any of such other individuals plans to be away from his office for a period exceeding five business days.

                                2.  Compensation

          2.1 Retainer. On the last business day of each calendar month during the Term, Customer shall pay Service Provider a monthly fee for its performance of the Services in an amount equal to $95,384 plus, for the first two years of the Term, $100,000 per annum. Payments for partial months shall be prorated accordingly. At Customer's or Service Provider's request, Customer and Service Provider may agree on adjustments in the amount of the monthly retainer fee payable under this Section 2.1, based on Service Provider's actual costs (but exclusive of meals, entertainment expenses, club dues and similar expenses) incurred in performing the Services. The monthly retainer payable under this
Section 2.1 shall be in addition to amounts payable under Section 2.2.

          2.2 Commissions. (a) Customer shall pay Service Provider a commission equal to 20% of gross revenue recognized by Customer (or its Affiliates) during the Term under each contract (a "Service Provider Contract") entered into during the Term with a client that Service Provider is principally responsible for obtaining as a client of Customer (or its Affiliates); provided, that the gross margin under such Service Provider Contract shall equal at least 60% (before commissions). The parties acknowledge that Service Provider is primarily responsible for all clients of the Company and its Affiliates in the pharmaceutical industry. As used in this Agreement (i) "gross revenue" means, with respect to any Service Provider Contract, the amount of revenue recognized by Customer (or its Affiliates) under such contract during the Term and (ii) "gross margin" means, with respect to any Service Provider Contract, gross revenue on such contract less the cost of revenue associated with such contract, expressed as a percentage. "Cost of revenue" means (i) sales commissions and finders fees paid with respect to such contract (other than to Employee), (ii) direct labor costs for development of web sites and content associated with completing such contract, including customary employee benefits, (iii) fees paid to contractors (including applicable non-recoverable taxes), (iv) travel, entertainment and professional costs incurred to implement and maintain such contract, (v) travel, entertainment and professional costs incurred to obtain such contract, exclusive of expenses related to general selling and marketing activities, and (vi) other disbursements made specifically to secure or carry out such contract. Customer shall pay such commission within 60

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days of the end of the quarter in which the revenue to which such commission relates is recognized by Customer. Such payment shall be accompanied by a certificate, signed by an officer of Customer, certifying the amount of gross revenue recognized and attributable to Service Provider Contracts for such quarter.

            (b) Customer shall pay Service Provider a commission equal to 10% of the gross profit realized by Customer (or its Affiliates) during the Term under each contract (a "Renewal Contract") entered into during the Term that renews a Service Provider Contract. A Renewal Contract may not also be a Service Provider Contract. As used in this Agreement "gross profit" means, with respect to any Renewal Contract, the amount of revenue recognized and collected by Customer (or its Affiliates) under such contract during the Term, less Customer's (or its Affiliates') costs with respect to such Renewal Contract. Customer shall pay such commission within 60 days of the end of the quarter in which the revenue to which such commission relates is recognized and collected by Customer. Such payment shall be accompanied by a certificate, signed by an officer of Customer, certifying the amount of gross profit recognized and attributable to Renewal Contracts for such quarter.

            (c) For any Service Provider Contract providing a gross margin less than 60% (before commissions), Customer shall pay Service Provider a commission with respect to gross revenue recognized by Customer (or its Affiliates) during the Term under such Service Provider Contract. The commission payable under this Section 2.2(c) shall equal the product of (i) the quotient of the gross margin under such Service Provider Contract divided by 60 multiplied by (ii) 20. Customer shall pay such commission within 60 days of the end of the quarter in which the revenue to which such commission relates is recognized by Customer. Such payment shall be accompanied by a certificate, signed by an officer of Customer, certifying the amount of gross revenue recognized and attributable to Service Provider Contracts for such quarter.

            (d) Service Provider and Customer acknowledge that the gross margin under any Service Provider Contract may vary from time to time, and Service Provider and Customer agree to work in good faith to make such adjustments to the commissions payable under this Section 2.2 as are appropriate to reflect such variances from time to time, which may include reimbursing or crediting Customer for overpayments.

            (e) The fees and commissions described in Sections 2.1 and 2.2 shall be the sole compensation payable to Service Provider for the Services, and Service Provider shall not be entitled to receive any additional compensation or reimbursement for any other charges or expenses, including out-of-pocket expenses, incurred in connection with the performance of the Services.

          2.3 Interest on Overdue Amounts. Any amounts owed to Service Provider hereunder and not paid when due shall bear interest at an annual rate of 7.0% from and including the date due until and including the date paid.

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                       3.  Representations and Warranties

          3.1 Representations and Warranties of Service Provider. Service Provider represents and warrants to Customer that:

            (a) Service Provider has full power and authority to enter into and perform its obligations under this Agreement. This Agreement has been duly and validly executed and delivered by Service Provider. This Agreement constitutes a legal, valid and binding obligation of Service Provider, enforceable against Service Provider in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization and other laws of general applicability relating to or affecting creditors' rights.

            (b) Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will violate or breach, result in the termination or require the modification, amendment or renegotiation, of any agreement or obligation to which Service Provider is a party or by which Service Provider or any of Service Provider's assets are bound. Service Provider will perform its obligations under this Agreement in a manner that complies with applicable laws, orders, judgments, regulations and rules.

            (c) No consent, waiver, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local government authority, instrumentality, agency or commission, or any third party on the part of Service Provider is required in connection with the consummation of the transactions contemplated by this Agreement.

          3.2 Representations and Warranties of Customer. Customer represents and warrants to Service Provider that:

            (a) Customer has full power and authority to enter into and perform its obligations under this Agreement. This Agreement has been duly and validly executed and delivered by Customer. This Agreement constitutes a legal, valid and binding obligation of Customer, enforceable against Customer in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization and other laws of general applicability relating to or affecting creditors' rights.

            (b) Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will violate or breach, result in the termination or require the modification, amendment or renegotiation, of any agreement or obligation to which Customer is a party or by which Customer or any of Customer's assets are bound. Customer will perform its obligations under this Agreement in a manner that complies with applicable laws, orders, judgments, regulations and rules.

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            (c) No consent, waiver, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local government authority, instrumentality, agency or commission, or any third party on the part of Customer is required in connection with the consummation of the transactions contemplated by this Agreement.

                            4.  Proprietary Matters

          4.1 Non-Disclosure. Service Provider shall not disclose any proprietary information to any person, firm, corporation or other entity for any reason or purpose whatsoever, nor shall Service Provider make use of any such proprietary information for its own purpose or for the benefit of any person, firm corporation or other entity, except Consultant; provided that Service Provider shall be entitled to disclose such proprietary information to McIntyre and the individuals listed on Exhibit B as necessary to enable them to perform the Services on Service Provider's behalf, so long as such individuals are informed of the proprietary nature of such information and agree to be bound by the provisions of this Section 4.1 with respect thereto. For purposes of this Agreement, "proprietary information" means all information which is or becomes known to Service Provider or to employees, consultants or others in a confidential relationship with Service Provider from Customer, its Affiliates or the representatives or agents of Customer or its Affiliates and relates to matters such as trade secrets, research and development activities, draft or final contracts, books and records, budgets, cost estimates, pro forma calculations, client or prospective client lists, suppliers, vendors, pricing information and private processes as they may exist from time to time. Service Provider's obligations under this Section 4.1 shall not apply to any information
(a) that was known to Service Provider prior to the disclosure by Customer, (b) that is or becomes generally available to the public other than by breach of this Agreement, (c) that otherwise becomes lawfully available on a non-confidential basis from a third party who is not under an obligation of confidence to Customer, (d) that is independently developed by Service Provider or (e) to the extent Service Provider is required by applicable law or court process to disclose such information. For purposes of this Section 4.1, any knowledge or action of Mediconsult.com, Inc. shall not, by virtue of its being a member of Service Provider, be attributed to Service Provider.

          4.2 Non-Competition. (a) Competitive Business. In view of the fact that activity of Service Provider in violation of the terms hereof is likely to adversely affect Customer and its subsidiaries and Affiliates and would deprive Customer of the benefits of its bargain hereunder, and to preserve the goodwill associated with Customer's business, Service Provider hereby agrees that during the period commencing on the date hereof and ending on the third (3rd) anniversary of the date on which this Agreement terminates for any reason (the "Non-Compete Period"), Service Provider will not, without the express written consent of Customer, directly or indirectly, anywhere in the United States or Canada, engage in any activity which is, or participate or invest in, or provide or facilitate the provision of financing to, or assist (whether as owner, part-owner, shareholder, member, partner, director, officer, trustee, employee, agent or consultant, or in any other capacity), any business, organization or person other than Customer (or

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any of its subsidiaries or Affiliates), whose business, activities, products or services are competitive with any of the business, activities, products or services conducted by Customer (or any of its subsidiaries or Affiliates) on the date this Agreement terminates and which are in Customer's Field of Interest (each a "Competitive Business"); provided that, subject to Section 1.1(a), Service Provider shall be permitted to provide services to an entity which operates an ancillary business in Customer's Field of Interest so long as Service Provider is not involved in such ancillary business. For purposes of this Section 4.2, Customer's "Field of Interest" shall include, without limitation, the development, implementation, sale or maintenance of on-line marketing or advertising programs to pharmaceutical and other healthcare organizations, the acquisition, preparation or display of content relating to pharmaceutical or other healthcare information on the Internet and any other business activity engaged in, or conducted by Customer or its subsidiaries or Affiliates on the date this Agreement terminates. Notwithstanding anything in this Section 4.2 to the contrary, subject to Section 1.1(a), Service Provider shall not be prohibited from participating, directly or indirectly, in any activity or business with Internet operations, including companies providing goods or services through or providing e-commerce and content or otherwise, that is not a Competitive Business. The activities of Mediconsult.com, Inc. shall not, by virtue of its being a member of Service Provider, cause Service Provider to be in violation of this Section.

            (b) Non-Solicitation. In addition to the restrictions in Section 4.2(a), Service Provider also agrees that it will not during the Non-Compete
Period: (i) hire, attempt to hire, or participate in any way in any effort by any person or entity (other than Customer or any of its direct and/or indirect subsidiaries or Affiliates) to hire or attempt to hire any person who is at the time (or was within the immediately preceding six (6) months) an officer or employee of Customer or its direct and/or indirect subsidiaries or Affiliates;
(ii) encourage any officer or employee of Customer or its direct or indirect subsidiaries or Affiliates to terminate his or her relationship or employment with such entity; or (iii) on behalf of himself or any persons or entity, other than Customer or any of its direct or indirect subsidiaries or Affiliates, solicit or accept business from any client of Customer or its direct or indirect subsidiaries or Affiliates in the Consultant's Field of Interest; provided, that the foregoing provision will not prevent Service Provider from employing or offering to employ any such person who has been terminated by Customer or its subsidiaries or Affiliates prior to the commencement of employment discussions between Service Provider and such employee, and Service Provider will be permitted to hire and offer to hire employees of Customer or its subsidiaries or Affiliates who are contacted as a result of the use of general newspaper or electronic advertisement and other general non-targeted recruitment techniques in the ordinary course of business and consistent with past practices as opposed to targeted solicitations of any one or more of the employees of Customer or its subsidiaries or Affiliates. The activities of Mediconsult.com, Inc. shall not, by virtue of its being a member of Service Provider, cause Service Provider to be in violation of this Section.

            (c) Scope of Agreement. The parties acknowledge that the time, scope, geographic area and other provisions of this Section 4.2 have been specifically negotiated by the sophisticated commercial parties and agree that
(i) all such provisions are reasonable under the circumstances of this Agreement, (ii) are given as an integral and essential part of this Agreement and (iii) but for the covenants of Service Provider contained in this Section 4.2, Customer would not have entered into this Agreement. Service Provider has independently consulted with its counsel and has been advised in all respects concerning the reasonableness and propriety of the

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covenants contained herein, with specific regard to the business to be conducted by Customer and its Affiliates, and represents that this Agreement is intended to be, and shall be, fully enforceable and effective in accordance with its terms.

            (d) Severability. If any covenant contained in this Agreement shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it shall be interpreted to extend only over the maximum period of time for which it may be enforceable and/or over the maximum geographical area as to which it may be enforceable and/or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

          4.3 Materials. Service Provider shall promptly disclose to Customer and provide copies to Customer of all written or other materials, including reports, brochures, manuals, tapes, listings and other documentation, created or composed by Service Provider or by Service Provider's employees or affiliates in connection with the Services, and all such materials shall be deemed to be the property of Customer, to the exclusion of Service Provider. Customer shall have the sole right to obtain and hold in its own name and for its sole benefit any copyrights, trademarks, registrations or other similar protections with respect to any such materials. Service Provider agrees to give Customer all assistance reasonably required to give effect to Customer's rights described in this
Section 4.3.

                                5.  Termination

          5.1 Termination by Customer. (a) Customer shall have the right to terminate this Agreement (i) upon Service Provider's failure to perform, in any material respect, its obligations under this Agreement, if (and only if) such failure is primarily attributable to McIntyre's failure (for any reason or no reason) to perform, or cause to be performed, such obligations and such failure shall have continued for at least 30 days after notice thereof to Service Provider or (ii) if McIntyre commits a felony or offense involving moral turpitude, engages in theft, embezzlement, fraud, obtaining funds or property of Customer or any of its employees, stockholders, Affiliates, customers, licensees, licensers or suppliers. In conjunction with a termination of this Agreement pursuant to this Section 5.1(a), Customer shall have the right (but not the obligation) to purchase all or a portion of the shares of common stock, par value $.001 per share, of Mediconsult.com, Inc. (the "Common Stock") issued to Service Provider (whether or not held by Service Provider at the time of such termination) pursuant to the Membership Investment Agreement dated as of September 7, 1999 between Service Provider and Mediconsult.com, Inc. that have not, as of such termination date, been registered pursuant to a registration statement declared effective under the Securities Act of 1933, as amended, or sold pursuant to Rule 144 under such Act; provided that if such termination arises from McIntyre's disability or death, an event described in Section 5.1(b) or the termination "without cause" by Service Provider of McIntyre's employment, Customer shall not have such right to purchase the Common Stock. Any such purchase shall be made at a price per share equal to the lower of (A) the average closing sale price of the Common Stock as reported by the Nasdaq Market for the 30 trading days ending three days before such termination date (or, if the Common Stock no longer

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is traded on such Market, the average closing price or average high/low price as reported by such market on which the Common Stock may then be traded for the 30 trading days ending three days before such termination date) and (B) the last reported sale price for the Common Stock as reported by the Nasdaq Market on the last trading day preceding the date of this Agreement. Service Provider agrees to cause any transferee of any such shares (other than a transferee pursuant to a sale under an effective registration statement or pursuant to Rule 144) to acknowledge Customer's rights under this Section and to agree, in a writing addressed to Customer, to be bound by the provisions of this Section 5.1.

            (b) Customer shall have the right to terminate this Agreement if (i) at September 30, 2000 it does not have in effect at such date duly executed and enforceable Service Provider Contracts pursuant to which Customer will recognize at least $5,000,000 in revenue during the term of such contracts or (ii) at January 1, 2002 it does not have in effect duly executed and enforceable Service Provider Contracts pursuant to which Customer will recognize at least $20,000,000 in revenue during the term of such contracts. Customer shall give Service Provider at least 10 business days' notice of such termination at any time within the six-month period immediately succeeding September 30, 2000 or January 1, 2002, as the case may be. Upon such a termination, Customer shall pay to Service Provider, in addition to the amounts payable under Section 5.3(a), monthly cash payments (each, a "Termination Payment") equal to the amount payable under Section 2.1 for the month ended immediately prior to such termination; provided that on and after the second anniversary of this Agreement, such amount shall be reduced by $8,333 per month. The Termination Payment shall be paid to Service Provider each month through the end of the then-scheduled Term on the fifteenth day of each calendar month commencing during the month next following such termination. If the failure to have in effect such contracts arises principally from the death or disability of any employee of Service Provider, Customer shall not be obligated to make any Termination Payment to the Service Provider. Without limiting any other rights or remedies which the Company may have, it is understood that the Customer shall be under no further obligation to make any Termination Payment and shall be entitled to be reimbursed therefor by the Service Provider if the Service Provider violates any of the covenants set forth in Section 4 of this Agreement.

          5.2 Termination by Service Provider. Service Provider shall have the right to terminate this Agreement upon at least 30 days' notice to Customer if Customer shall have failed to pay any fees due in accordance with Section 2 and such failure shall have continued for 30 days after notice thereof to Customer.

          5.3 Effect of Termination. (a) Upon any termination of this Agreement, all rights and obligations of the parties hereunder shall terminate, except (i) Service Provider shall be entitled to all fees accrued and unpaid prior to such termination date (except Service Provider shall not be entitled to commissions otherwise payable under Section 2.2 upon a termination under Section
5.1 (unless such termination is attributable to a termination "without cause" of McIntyre's employment with Service Provider)), (ii) in the case of a termination under Section 5.1(b), Service Provider shall be entitled to receive the Termination Payments, (iii) Service Provider's obligations under Section 4 shall continue in full force and effect, and (iv) Customer

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shall be entitled to purchase (if it so elects), and Service Provider shall be obligated to sell (or cause to be sold) to Customer (if Customer so elects), the shares described in Section 5.1(a).

            (b) In addition to its rights under Section 5.3(a), if this Agreement terminates upon expiration of its then-scheduled Term, Service Provider shall have the right to receive, and Customer shall pay to Service Provider, with respect to gross revenue and gross profit recognized by Customer during the three years following such termination of the Term on Service Provider Contracts and Renewal Contracts entered into more than 18 months prior to such termination, a commission equal to 75%, 50% and 25%, respectively, for the first, second and third years following such termination, of the amount of commissions that would have been payable under Section 2.2 with respect to such gross revenue or gross profit if this Agreement had not been terminated. Customer shall pay such commission within 60 days of the end of the quarter in which the revenue or profit to which such commission relates is recognized by Customer. Such payment shall be accompanied by a certificate, signed by an officer of Customer, certifying the amount of gross revenue or gross profit, as the case may be, attributable to Service Provider Contracts or Renewal Contracts for such quarter. No commissions shall be payable after the expiration of the Term with respect to Service Provider Contracts or Renewal Contracts entered into less than 18 months prior to such expiration.

            (c) In addition to its rights under Section 5.3(a), if the termination of this Agreement is attributable to the termination "without cause" by Service Provider of McIntyre's employment, Service Provider shall be entitled to receive, and Customer shall pay Service Provider, the following (the "Service Agreement Severance Amount"):

                (i) with respect to gross revenue and gross profit recognized by Customer following such termination on Service Provider Contracts and Renewal Contracts entered into prior to such termination, the amount of commissions that would have been payable under Section 2.2 with respect to such gross revenue or gross profit if this Agreement had not been so terminated; and

                (ii) with respect to gross revenue recognized by Customer on
            Service Provider Contracts entered into within six months following such termination based on written pricing proposals that had been submitted to the respective clients prior to such termination, the amount of commissions that would have been payable under Section 2.2 with respect to such gross revenue if this Agreement had not been so terminated.

Customer shall pay the commissions payable under this Section 5.3(c) within 60 days of the end of the quarter in which the revenue or profit to which such commission relates is recognized by Customer. Such payment shall be accompanied by a certificate, signed by an officer of Customer, certifying the amount of gross revenue or gross profit, as the case may be, attributable to such Service Provider Contracts or Renewal Contracts for such quarter.


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                               6.  Miscellaneous

          6.1 Service Provider Not Employee. For all purposes, including tax law, labor law and otherwise, Service Provider shall be an independent contractor and shall not, whether by virtue of this Agreement or any Services performed by it or any compensation paid to it hereunder or otherwise, be an employee, partner or joint-venturer of, or have any other relationship with, Customer.

          6.2 Assignments. Neither party may assign this Agreement without the prior written consent of the other; provided, that either party may assign this Agreement to a successor corporation or partnership, a parent company or a wholly-owned subsidiary corporation of such party; and provided further, that Customer may assign this Agreement to any of its Affiliates or in connection with the sale or other disposition of all or substantially all of its assets. Each permitted assignee of this Agreement shall agree in writing personally to assume, perform and be bound by all of the terms, covenants, conditions and agreements contained in this Agreement, and thereafter the assignor of this Agreement shall be relieved of all obligations under this Agreement, except those which accrued before the effectiveness of such assignment.

          6.3 Notices. All notices, requests, demands, and determinations under this Agreement will be in writing and will be deemed duly given (i) when delivered by hand, (ii) two business days after being given to an express courier with a reliable system for tracking delivery and (iii) when sent by facsimile or electronic mail (confirmed by the specific individual to whom the facsimile or electronic mail is transmitted) with a copy sent by another means specified in this Section 6.3, and addressed as follows:

          if to Service Provider:

               Pharma Marketing, LLC
               c/o Timothy J. McIntyre
               1735 York Avenue, Apt. 35C
               New York, New York  10128

          with a copy to:

               Bruno W. Tabis, Esq.
               Schwartz & Freeman
               401 North Michigan Avenue
               Suite 1900
               Chicago, Illinois  60611
               Telecopier:  (312) 222-0818

          if to Customer:

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

               Mediconsult.com, Ltd.
               4th Floor, 33 Reid Street
               Hamilton, Bermuda
               HM 12
               Attention:  Robert Jennings, Chief Executive Officer
               Telecopier:  (441) 295-0560

          with a copy to:

               Mediconsult.com, Inc.
               1330 Avenue of the Americas
               New York, New York  10019
               Attention:  E. Michael Ingram, General Counsel and
                 Chief Financial Officer
               Telecopier:  (212) 841-7310

A party may from time to time change its address or designee for notification purposes by giving the other party prior written notice in accordance with this Section of the new address or designee and the date upon which it will be effective.

          6.4 Interpretation. The following rules of interpretation shall apply to this Agreement:

            (a) All references in this Agreement to "Sections" and other subdivisions, unless otherwise expressly stated, are to the designated Sections and other subdivisions of this Agreement.

            (b) The words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement and not to any particular Section or other subdivision.

            (c) All references to "including" in this Agreement will mean including without limitation and all references to "or" will not be exclusive.

            (d) A reference to a law in this Agreement includes any amendment or modification to such law and any rules or regulations issued thereunder as of the time such reference is made.

            (e) A reference to an entity in this Agreement includes its successors and permitted assigns (if any).

            (f) The singular includes the plural and vice versa; and the masculine, feminine and neuter terms include each of the other forms.

          6.5 Remedies; Waivers. Except as expressly stated herein, all remedies available to either party for breach of this Agreement are cumulative and may be exercised concurrently or separately, and the exercise of one remedy will not be deemed an election of such remedy to the exclusion of other remedies. The parties agree that money damages would not be a sufficient remedy for any breach of this Agreement by a party, and that in addition to all other remedies the parties shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach, and the parties further agree to waive any requirement for the securing or posting of any bond in connection with such remedy. A waiver of any provision or any breach of a provision of this Agreement will not be binding upon either party unless the waiver is in writing, signed by a duly authorized representative of the party, as applicable, and such waiver will not affect the rights of the party not in breach with respect to any other or future breach. No course of conduct by a party will constitute a waiver of any provision or any breach of a provision of this Agreement unless a written waiver is executed in accordance with the provisions of this Section.

          6.6 Entire Agreement; Amendments. This Agreement, as may only be amended by written instrument of subsequent date signed by the duly authorized representatives of Customer and Service Provider, together with all Exhibits hereto, represents the full agreement of the parties and supersedes all communications, negotiations, and agreements made prior to the date of this Agreement.

          6.7 Severability. It is the desire and intent of the parties that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated to be invalid or unenforceable, such provision shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made.

          6.8 Expenses. Irrespective of whether the transactions contemplated by this Agreement are consummated, each party shall pay all costs and expenses that such party incurs with respect to the negotiation, execution, delivery and performance of this Agreement.

          6.9 Governing Law. The construction, validity and performance of this Agreement will be governed by, and construed in accordance with, the substantive laws of the State of New York, without regard to choice of law rules. In the case of any dispute or litigation arising out of, related to, or regarding the validity of, this Agreement, the parties agree to submit to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York sitting in Manhattan and the nonexclusive jurisdiction of the New York Supreme Court for New York County sitting in Manhattan, and to waive all objections to venue therein.

          6.10 No Third Party Beneficiaries. This Agreement is entered into solely between, and may be enforced only by, Customer and Service Provider and their permitted assigns, and this Agreement will not be deemed to create any rights in third parties, including suppliers and clients of Customer or Service Provider, or to create any obligations of Customer or Service Provider to any such third parties.

          6.11 Headings. The Section headings are for convenience of reference only and will not be considered in interpreting the text of this Agreement.

          6.12 Counterparts. This Agreement may be executed in two or more counterparts, which taken together constitute one single contract between the parties hereto.

          6.13 Effective Date. The parties have executed this Agreement on August 20, 1999, to take effect on September 7, 1999. Except for this Section 6.13, no other provision of this Agreement shall be effective until September 7, 1999.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as described in Section 6.13.


MEDICONSULT.COM, LTD.                    PHARMA MARKETING, LLC

By: /s/ Robert A. Jennings               By: /s/ Timothy J. McIntyre
   ---------------------------------        ---------------------------------
   Robert A. Jennings                       Timothy J. McIntyre
   Chief Executive Officer                  Managing Member


                             [Service Agreement]

                                                                       Exhibit A


                                    Services

Service Provider shall be primarily responsible for all marketing and sales services for Customer in the pharmaceutical industry, including strategic direction, product offerings, sales planning, presentations and client servicing in the pharmaceutical industry.

To facilitate Service Provider in providing the Services, Timothy J. McIntyre will hold the function of chief marketing and sales officer of Customer and Customer will permit Service Provider (through Mr. McIntyre) full access to the pharmaceutical industry.

                                                                       Exhibit B


                              Additional Personnel


James T. McIntyre

Dave M. McCarty